Exhibit 10.40

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), dated February 22, 2012, is made by and between AmTrust North America, Inc., having its principal place of business at 5800 Lombardo Center, Cleveland, Ohio 44131 (“AmTrust”), and GMAC Insurance Management Corporation, having its principal place of business at 500 West Fifth Street, Winston-Salem, NC 27101-2728 (“GMACI”).

WHEREAS, on March 1, 2010, AFSI completed a strategic investment in ACAC;

WHEREAS, in connection with AFSI’s strategic investment in ACAC, AFSI agreed to develop for use by ACAC and its Affiliates, including GMACI, a personal lines insurance policy management system at cost plus 20% and to license such system to ACAC and its Affiliates for an amount equal to 1.25% of gross premiums plus support service costs;

WHEREAS, from March 1, 2010, AmTrust has worked with GMACI to develop a personal lines insurance policy management system for use by GMACI, its Affiliates and GMACI Authorized Users in GMACI’s operations;

WHEREAS, as of January 1, 2012, a substantial portion of GMACI’s business is being processed through the personal lines insurance policy management system;

WHEREAS, AmTrust and GMACI desire to enter into this Agreement with respect to all services provided by AmTrust relating to the subject matter of this Agreement from March 1, 2010 (the “Effective Date”) and to (i) develop a software product meeting the specifications agreed to by AmTrust and GMACI, (ii) license such software product from AmTrust, (iii) obtain support services with respect to the software product, and (iv) provide such other services to GMACI and its Affiliates to which the parties may agree from time to time, and AmTrust desires to perform such services and license such software product to GMACI, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties and representations made and contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           DEFINITIONS

1.1.          ACAC: American Capital Acquisition Corporation, the parent company of GMACI.

1.2.          Acceptance: As set forth in Section 3.2(b) of this Agreement.

1.3.          Acceptance Date: The date on which Acceptance of a Deliverable in whole or in part occurs in accordance with Section 3.2(b) hereof.

1.4.          Affiliate: A person that controls, is controlled by, or is under common control with any person; provided however, that for purposes of this definition, AmTrust and GMACI shall not be considered “Affiliates.” For purposes of this definition “control” means the power to direct or cause the direction of the management and policies of such person, whether through the ownership of securities, by contract or otherwise.

1.5.          AFSI: AmTrust Financial Services, Inc., the corporate parent of AmTrust.

1.6.          Business Day: Any day other than a Saturday, Sunday or day on which banks in the State of New York are permitted to be closed.

1.7.           Change of Control of ACAC: (i) The consummation of a merger or consolidation of ACAC or GMACI with or into any person other than an Affiliate in which holders of ACAC’s or GMACI’s voting securities, as the case may be, immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold more than 50% of the outstanding securities of ACAC or GMACI, as the case may be, (ii) the acquisition by any person or any group of persons (other than existing stockholders or an Affiliate), acting together in any transaction or related series of transactions (and expressly excluding any registered public offering of the securities of ACAC or GMACI), of such quantity of ACAC’s or GMACI’s voting securities, as the case may be, as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting securities of ACAC or GMACI, as the case may be, or (iii) a sale, lease, exchange or other transfer of all or substantially all of ACAC’s or GMACI’s, as the case may be, assets to any person other than an Affiliate.

1.8.          Change of Control of AmTrust: (i) The consummation of a merger or consolidation of AFSI with or into any other person in which (a) holders of AFSI’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold more than 50% of the outstanding securities of AFSI and (b) the chief executive officer of AFSI immediately prior to such merger or consolidation will not continue to serve in such position, (ii) the acquisition by any person or any group of persons (other than existing stockholders), acting together in any transaction or related series of transactions (and expressly excluding a public offering), of such quantity of AFSI’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, more than 50% of the combined voting power of the voting securities of AFSI, or (iii) a sale, lease, exchange or other transfer of all or substantially all of AFSI’s assets.

1.9.          Confidential Information:   All nonpublic data and information (including trade secrets, functional and technical specifications, designs, drawings, translations, analysis, research, processes, computer programs, beta versions, algorithms, methods, ideas, “know how,” and other technical information, sales and marketing research, materials, plans, projects, and other business information, accounting and financial information, personnel records, other information concerning the products, services and business of the parties, and information concerning third-party suppliers or customers of the parties) of a party hereto that is disclosed or made available (in writing, orally, visually, electronically or otherwise) to the other party hereto pursuant to this Agreement and that, (a) due to its character or nature, reasonable people in a like position and under like circumstances would consider to be confidential; or (b) has been reduced to tangible or written form and marked as confidential or proprietary or, if disclosed orally or visually, was identified as confidential by the disclosing party at the time of such disclosure; provided, however, that Confidential Information does not include any data or information which (1) is already known to the Receiving Party at the time of first disclosure, as evidenced by written records existing at the time of first disclosure, without restriction as to use or disclosure, (2) has become generally known to the public through no wrongful act of the Receiving Party; (3) has been rightfully received by the Receiving Party from a third party without restriction as to use or disclosure and without a breach of any obligation of confidentiality; or (4) is independently developed by the Receiving Party without use, directly or indirectly, of the Confidential Information received from the other party hereto. The terms and conditions of this Agreement shall be deemed Confidential Information.

1.10.         Deliverables: All work product created by AmTrust hereunder and required to be delivered or to be made available to GMACI pursuant to a Work Statement, including, without limitation, the Software Deliverable and the Documentation.

1.11.         Documentation:  The documentation for the Software Deliverable supplied by AmTrust to assist GMACI in the use of such Software Deliverable.

1.12.         Error: Any failure of the Deliverables or an omission, defect or deficiency in the Deliverables, (i) (a) that renders the Deliverables inoperable or materially impairs its functionality or performance or (b) that causes it not to conform to applicable Specifications in a material way, and (ii) is reproducible by AmTrust.

1.13.         Fees: The Development Fee, License Fees, Support Services Costs and any other fees, costs, charges or amounts due under this Agreement.

1.14.         GMACI Authorized Users: (a) Insurance agents, brokers and other intermediaries appointed or designated by GMACI or an Affiliate in connection with the sale and servicing of insurance policies issued by such Affiliates; (b) existing and potential holders of one or more policies issued by such Affiliates; and (c) employees, contractors and consultants of GMACI and its Affiliates.

1.15.         Initial Work Statements: The Work Statements attached hereto as Work Statement No. 1 and No. 2 pursuant to which AmTrust shall develop the Software Deliverable in accordance with the Software Deliverable Specifications and provide support services for the Software Deliverable.

1.16.         Intended Purpose: To provide a personal lines insurance policy management system for use in its operation by GMACI, its Affiliates and GMACI Authorized Users and related services.

1.17.         Law: Any directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any governmental body.

1.18.         License Fee:  Fees payable by GMACI to AmTrust for the license of the Software Deliverable as set forth and defined in the Initial Work Statement.

1.19.         Regulatory Approval: Approval by the domiciliary insurance regulator of each insurance company under the management of GMACI under statutes and regulations which govern the management of insurers within a holding company system.

1.20.         Release Event: If AmTrust (a) ceases to provide the Support Services (or fails to appoint a third-party designee acceptable to GMACI); or (b) materially breaches the Agreement and such breach entitles GMACI to terminate this Agreement in accordance with the provisions of Section 11.2 hereof.

1.21.         Services: All services provided by AmTrust pursuant to this Agreement and a Work Statement including, without limitation, the Support Services and any software development services other than the development of the Software Deliverable.

1.22.         Software Deliverable:   The personal lines insurance policy management system to be developed by AmTrust as contemplated by the Initial Work Statement required to be delivered to GMACI.

1.23.         Software Deliverable Specifications: The functional and technical specifications of the Software Deliverable as are set forth in the Initial Work Statement.

1.24.         Source Code: The human readable version of a software program that requires compilation or other manipulations before it can be executed by a computer and all corresponding source documentation, including application programming interface specifications, database scripts, release notes and build procedures.

1.25.         Specifications: With respect to any Deliverable under a Work Statement, the specifications set forth in such Work Statement.

1.26.         Support Services: The maintenance support services contemplated by Work Statement No. 2.

1.27.         Third Party Service Providers: Vendors or other third party service providers to GMACI and its Affiliates that require access to or use of the Deliverables (whether input or output) in order to provide products or services to GMACI and its Affiliates.

1.28.         Work Statement: The description of Services or Deliverables to be provided under the Agreement, which may contain Specifications, schedules, milestones, payments or any other terms and conditions as mutually agreed to by the parties. Work Statements issued hereunder will be incorporated into and subject to all of the terms and conditions of this Agreement.

2.           SOFTWARE DELIVERABLE.

2.1.          Development of Software Deliverable.

 (a)          AmTrust shall develop and deliver the Software Deliverable and Documentation in accordance with the Specifications set forth in the Initial Work Statement, as the same may change from time to time during the Term, with the mutual consent of AmTrust and GMACI, and all other terms and conditions of this Agreement. AmTrust will use its commercially reasonable efforts to meet each milestone set forth in the Initial Work Statement for delivering each Phase (as defined in the Initial Work Statement) of the Software Deliverable.

 (b)          AmTrust will, by software hosting, make available for GMACI’s use, and GMACI agrees to receive from AmTrust, the Software Deliverable and each part thereof upon completion of such part via electronic means and not on physical media.

2.2.          Grant of License.

 (a)          During the term of this Agreement, subject to the terms and conditions hereof, including payment of all applicable Fees, AmTrust hereby grants to GMACI:

(i)           a non-exclusive non-transferable unlimited user and site license (a) to use and interact with (solely as contemplated by this Section 2.2) the Software Deliverable for the Intended Purpose; (b) to permit the usage of and interaction with (solely as contemplated by this Section 2.2) the Software Deliverable by GMACI Affiliates and GMACI Authorized Users for the Intended Purpose; and (c) to use and interact with (solely as contemplated by this Section 2.2) the Documentation solely in connection with the operation of the Software Deliverable; and

(ii)         a non-exclusive, non-transferable unlimited user and site license to access and use other AmTrust proprietary software programs which are required to provide functionality to the Software Deliverable (“Other AmTrust Programs”) to be used solely in connection with the license to the Software Deliverable granted to GMACI above in Section 2.2(a)(i). All information regarding Other AmTrust Programs is Confidential Information of AmTrust and as such is protected by the confidentiality provisions contained in this Agreement.

 (b)          The license granted pursuant to Section 2.2(a) hereof shall commence on the Acceptance Date of each Phase and the Documentation, respectively, and continue in effect for the Term or until this Agreement is earlier terminated in accordance with its terms. GMACI will cooperate with AmTrust and take all commercially reasonable steps to prevent the unauthorized use of or access to the Software Deliverable and Other AmTrust Programs.

 (c)          Except as may otherwise be specified in the Initial Work Statement and as otherwise provided pursuant to Section 4.2 hereof, GMACI shall not have any right, title, or interest in the Software Deliverable, Documentation, and Other AmTrust Programs except for those rights expressly granted to GMACI hereunder or under the Initial Work Statement. AmTrust reserves all rights not expressly granted by it to GMACI under this Agreement.

2.3.          Maintenance and Support Services. From and after the Acceptance Date of the Software Deliverable, AmTrust shall provide Support Services for the Software Deliverable as set forth in Work Statement No. 2 during the Term in consideration of the payment of the Fees and upon such other terms and conditions set forth in Work Statement No. 2. The Support Services shall commence on the Acceptance Date of the first Phase pursuant to Section 3.2 hereof and shall continue in effect for the Term or until this Agreement is earlier terminated in accordance with its terms.

3.           DELIVERABLES AND SERVICES.

3.1.         Work Statements.

(a)          From time to time, GMACI may request and AmTrust may agree to develop other Deliverables or provide additional Services to GMACI. The parties shall negotiate and execute a new Work Statement describing the Services and/or Deliverables to be provided and any other terms and conditions applicable to such Work Statement, with the exception of the Development Fee, which shall be as provided pursuant to Section 9.1(a) hereof, for all Deliverables hereunder.

(b)          A Work Statement may only be modified or amended in a Work Statement amendment executed by a duly authorized representative of each of GMACI and AmTrust, which amendment shall set forth, if applicable, the proposed change, and the expected effects, if any, the change will have on the project cost, schedule and other matters.

(c)          Unless otherwise provided in an applicable Work Statement, GMACI’s Affiliates and their respective employees are entitled to use the Deliverables and/or Services identified in a Work Statement in accordance with this Agreement and are entitled to all rights, benefits, and protections granted to GMACI pursuant to this Agreement with respect to such Deliverables and/or Services. GMACI is responsible for compliance by its Affiliates with the terms and conditions set forth in this Agreement unless otherwise specified in a Work Statement. Additionally, GMACI’s Affiliates may contract directly with AmTrust for Services by executing a Work Statement subject to the terms and conditions of this Agreement, except that all references to “GMACI” in the Agreement shall mean the Affiliate that executes the Work Statement.

3.2.         Testing and Acceptance.

(a)          Unless otherwise specifically provided in a Work Statement, GMACI shall accept any Deliverable when it satisfies the criteria for Acceptance (as defined below).

(b)          Unless otherwise specifically provided in a Work Statement, “Acceptance” of a Deliverable (or, in the case of the Software Deliverable, Acceptance of a Phase) will be deemed to have occurred upon the earliest of the following to occur: (i) the use of the Deliverable for the Intended Purpose for a period of twelve (12) months; or (ii) modification of the Deliverable by GMACI or any third party.

3.3.         Reproduction of Errors by AmTrust. AmTrust may attempt to reproduce any Errors identified by GMACI or AmTrust in the Deliverables. Fees for reproducing or attempting to reproduce any Error shall be (a) if prior to Acceptance, included among the Development Fee for any Deliverable, and (b) if following Acceptance, in the case of the Software Deliverable, at the Support Services Costs, and, in the case of all other Deliverables, at such maintenance or other support fees set forth in the applicable Work Statement.

3.4.         Conditions of Use.

(a)          GMACI shall not copy any Deliverable, including the Software Deliverable and Documentation, except for (i) such copies as may be reasonably necessary for the use of the Deliverables as permitted in this Agreement (including in connection with network redundancy); (ii) such copies or portions thereof as may be generated as part of the normal operation of the Deliverable; and (iii) back-up and archival copies as may be reasonably necessary to support GMACI’s permitted use under this Agreement in a test/development environment, staging environment, backup environment and a disaster recovery environment. Notwithstanding the foregoing, GMACI may make copies of the Documentation as GMACI reasonably determines to be necessary to support GMACI and to exercise its rights hereunder. GMACI shall not remove any of AmTrust’s proprietary rights notices or any of those of AmTrust’s licensors in each such copy of a Deliverable, and all such copies shall be and at all times shall remain the property of AmTrust and subject to the terms and conditions of this Agreement.

(b)          Except as may otherwise be agreed to in a Work Statement, notwithstanding anything to the contrary contained herein, GMACI shall not have the right to (i) resell any Deliverable; (ii) grant any license to, sublicense, or permit any third party other than a Third Party Service Provider or, in the case of the Software Deliverable, a GMACI Authorized User, the right to use, any Deliverable; or (iii) use the Software Deliverable for other than the Intended Purpose. GMACI shall not modify, disassemble, reverse compile, or otherwise reverse engineer any Deliverable except as otherwise expressly permitted by this Agreement. GMACI shall not sell, transfer, publish, disclose, display, copy, or otherwise make available to any third party, or translate or make derivative works of, any Deliverable except as expressly permitted by this Agreement.

(c)          AmTrust acknowledges GMACI’s reliance on Third Party Service Providers throughout its environment, including the environment in which the Deliverables, Services and/or Software are to be used. Unless otherwise provided in an applicable Work Statement, AmTrust acknowledges that Third Party Service Providers have all rights to access and use the Deliverables and/or Services as are granted to GMACI under this Agreement, solely to the extent necessary to support the business operations of GMACI and its Affiliates, without any further notification or accounting to AmTrust. GMACI is responsible for compliance by such Third Party Service Providers with the terms and conditions of this Agreement.

3.5.         Order of Precedence. If there is any conflict between the Agreement and any Work Statement, the conflict will be resolved by giving effect first to the Agreement and second to the applicable Work Statement, except the Work Statement will control as to the particulars of such Work Statement. A Work Statement may modify the terms of the Agreement only with respect to Services or Deliverables under that particular Work Statement.

3.6.         AmTrust Personnel. Personnel employed by AmTrust shall possess necessary skills for performance under the Agreement. AmTrust shall at all times enforce proper discipline and good order among personnel under its control. GMACI reserves the right to reasonably request the immediate withdrawal or replacement of any member of AmTrust’s staff working under this Agreement. It shall be the sole and exclusive responsibility of AmTrust to: (a) pay all salary, benefits, and other employment-related compensation to its employees and all other personnel retained by it in connection with the Deliverables and the Services; and (b) pay all payroll taxes and other costs based on payroll, including, Social Security, Unemployment, Disability Benefits Insurance and Worker’s Compensation where required.

4.           OWNERSHIP; CONFIDENTIALITY AND SECURITY.

4.1.          Ownership of Deliverables. AmTrust reserves all rights not expressly granted by it to GMACI under this Agreement. Except as otherwise provided herein or in a Work Statement, AmTrust shall own all right, title and interest in and to all or any portion of the Deliverables in whatever stage of completion as they may exist from time to time. In the event ownership could be construed otherwise, GMACI, at AmTrust’s sole cost and expense, shall take all actions reasonably necessary to evidence ownership of the Deliverables in AmTrust. Except as otherwise provided in a Work Statement, no Deliverable, in whole and in part, shall be deemed works made for hire of GMACI, and all right, title and interest in and to the copyright therein shall belong solely to AmTrust. To the extent ownership in all or any portion of a Deliverable is unintentionally transferred to GMACI, GMACI shall assign, and hereby assigns, exclusively to AmTrust, all right, title and interest in and to such Deliverable. GMACI agrees, at AmTrust’s sole cost and expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and to do all such other acts and things, as may be reasonably requested by AmTrust from time to time to secure and preserve AmTrust’s rights hereunder, or to enforce, defend or confirm AmTrust’s rights.

4.2.          Software Deliverable.

(a)           Provided that at the expiration of the Agreement as of the end of the Initial Term or thereafter (i) the total Development Fees and License Fees paid by GMACI pursuant to this Agreement exceed $100 million and (ii) GMACI is not in material breach of any provisions of this Agreement or any Work Statement and GMACI has paid and continues to pay in full all amounts due under this Agreement and all Work Statements, AmTrust shall (x) be deemed to have granted to GMACI a fully paid-up, perpetual, non-exclusive, non-transferable unlimited user and site license: (i) to use and interact with (solely as provided for in Section 2.2) the Software Deliverable for the Intended Purpose; (ii) to permit the usage of (solely as provided for in Section 2.2) the Software Deliverable by GMACI Affiliates and GMACI Authorized Users for the Intended Purpose; (iii) to use (solely as provided for in Section 2.2) the Documentation solely in connection with the operation of the Software Deliverable; (iv) the Source Code for the Software Deliverable and (v) subject to 9.4, ensure that, upon such expiration, that GMACI shall be able to continue to use the personal lines system for its Intended Purpose. To the extent that AmTrust provides GMACI software consisting of Other AmTrust Systems, AmTrust (x) shall be deemed to have granted to GMACI a fully paid-up, perpetual, non-exclusive, non transferable unlimited user and site license to such Other AmTrust Systems and (y) shall not be required to provide GMACI the Source Code for the Other AmTrust Systems.

(b)          In the event of a Change of Control of ACAC, the license granted to GMACI in accordance with Section 4.2 (a) above shall be limited to the business of GMACI as it existed at the time of such Change of Control. For the purposes of this Section 4.2(b), the “business of GMACI as it existed at the time of such Change of Control” means the continuation of the business in a scope and manner consistent with the conduct of the business prior to such Change of Control.

4.3.          Source Code Escrow.

(a)          Upon completion of the Software Deliverable, the parties shall establish a third-party escrow account for the purpose of depositing and securing the Source Code for release to GMACI in the event of a Release Event.

(i)           The deposit account for the underlying escrow agreement will contain the Source Code for all of the components of the Software Deliverable developed by AmTrust for GMACI, including, to the extent that they exist, the Source Code, object code (application executable), access instructions to any third party utilities, deployment instructions, configuration settings, a description of the hardware infrastructure and runtime build instructions and GMACI’s data (according to the agreed upon recovery time/point objectives).

(ii)         The deposit account for the underlying escrow agreement will contain the Source Code for the Other AmTrust Programs, including to the extent they exist, the Source Code, object code (application executable), access instructions to any third party utilities, deployment instructions, configuration settings, a description of the hardware infrastructure and runtime build instructions.

In the event of any conflict between the agreement governing the third-party escrow account and this Agreement, the terms of this Agreement shall govern. The Parties agree that the escrow agreement to be entered into in accordance with this section should be considered supplementary to this Agreement, in accordance with the terms of 11 U.S.C § 365(n).

(b)          In the event of a Release Event, AmTrust or the escrow agent will provide to GMACI within fourteen (14) days of GMACI’s written request one (1) copy of the most current version of the Source Code for the Software Deliverable and all necessary information to allow GMACI to recompile, modify, maintain, and enhance the Software Deliverable without the aid of AmTrust; and one (1) copy of the most current version of the Source Code for the Other AmTrust Programs for use by GMACI only until the end of the term during which the Release Event occurred. In order to ensure compliance with the foregoing, AmTrust will on an annual basis update and supplement the Source Code to ensure that all revisions, corrections, enhancements, and other changes that AmTrust has developed for the Software Deliverable and Other AmTrust Programs are deposited in the deposit account. In addition, AmTrust shall, upon the written request of GMACI, update and supplement the Source Code within an annual period if AmTrust determines, in its sole discretion, that it is commercially reasonable to do so. The license granted pursuant to Section 2.2 hereof expressly includes the right to use the Source Code version of the Software Deliverable received under this section as necessary to enhance, maintain, create derivative works, and otherwise modify the Software Deliverable.

4.4.         GMACI Data. All data and information of GMACI submitted by GMACI to AmTrust, or otherwise in AmTrust’s possession or accessible by AmTrust, including Customer Information (as defined below) (“GMACI Data”), are and shall remain GMACI’s property. Without limiting any obligations hereunder, including those provided under Section 4.5 hereof, GMACI’s Data shall not be (a) used by AmTrust other than in connection with providing the Services; (b) disclosed, sold, assigned, leased or otherwise provided to third parties by AmTrust; or (c) commercially exploited by AmTrust.

4.5.         Confidentiality.

(a)          Confidentiality Obligations. Any party receiving Confidential Information from the other (a “Receiving Party”) in connection with this Agreement or a Work Statement shall use the Confidential Information of the party disclosing the same (a “Disclosing Party”) solely to fulfill its obligations and exercise its rights under this Agreement and, without the prior written consent of the Disclosing Party (or as otherwise permitted hereunder), shall not disclose, release or otherwise make available any of the Disclosing Party’s Confidential Information to any third party. The foregoing notwithstanding, the Receiving Party may disclose the Disclosing Party’s Confidential Information to its Affiliates, directors, officers, employees, representatives, subcontractors or agents (each, an “Agent”), if reasonably necessary for the purpose of performing its obligations under this Agreement; provided, however, that such Agents are informed of the confidential nature of the Confidential Information and such Agents are subject to confidentiality obligations similar to those in this Agreement. Except as otherwise provided in the Agreement or a Work Statement, all Confidential Information of the Disclosing Party shall remain at all times the sole and exclusive property of the Disclosing Party. The Receiving Party shall use the same measures used to protect the Disclosing Party’s Confidential Information as it uses to protect its own Confidential Information, but in no event less than commercially reasonable measures. The Receiving Party shall give the Disclosing Party notice promptly upon learning of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

(b)          Return of Confidential Information. The Receiving Party (including its Agents), promptly upon the written request of the Disclosing Party, shall destroy or return to the Disclosing Party all of the Disclosing Party’s Confidential Information, if any, in its possession or control, provided that GMACI need only return the Deliverables at such time as this Agreement is terminated or expires; provided, however, that the Receiving Party may retain one (1) copy of the Disclosing Party’s Confidential Information solely for archival, audit, disaster recovery, legal and/or regulatory purposes. At the written request of the Disclosing Party, the Receiving Party shall certify to the Disclosing Party its compliance with the foregoing in writing.

(c)          Permitted Disclosures. If the Receiving Party (including its Agents) is requested or required by a valid discovery request, subpoena, court order or governmental action to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall, unless legally prohibited, provide the Disclosing Party with prompt written notice of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other remedy. If such protective order or other remedy is not obtained, the Receiving Party shall be permitted to disclose only the minimum amount of Confidential Information that is legally required to be disclosed to comply with the legal obligation as determined by such party’s legal counsel and such disclosure shall not be deemed a breach of this Agreement.

(d)          Customer Information. Without limiting any obligations hereunder, AmTrust acknowledges and agrees that any information regarding GMACI’s customers that is acquired by AmTrust in connection with its activities under this Agreement, including, without limitation, all “non-public personal information” (as such term is defined in the Gramm-Leach-Bliley Act Public Law 106-102, 113 Stat. 1338 (the “GLB Act”)), customer and customer prospect information, sales information, and customer lists and updates (including customer names, addresses and telephone numbers) (collectively, “Customer Information”), will be considered Confidential Information of GMACI and all right, title and interest in such Customer Information is owned by GMACI. AmTrust will use such Customer Information only as necessary to provide the Deliverables and perform the Services in accordance with this Agreement and will comply with any and all Laws, including the GLB Act.

4.6.         Injunctive Relief. The parties acknowledge and agree that any breach or threatened breach of Sections 4.4 or 4.5 may cause the aggrieved party immediate and irreparable harm for which monetary damages alone will be inadequate compensation. Accordingly, the aggrieved party shall be entitled, in addition to any other remedies available at law or in equity, to immediate injunctive relief without requiring a cure period and without the necessity of posting a bond or other security.

4.7.         Physical and Data Security Policies.

(a)          When AmTrust is performing Services on GMACI’s premises, AmTrust will comply and will cause each of its Subcontractors to comply with GMACI’s security, safety, and fire protection procedures.

(b)          AmTrust shall establish and maintain safeguards against the destruction, loss, alteration or unauthorized disclosure of GMACI Data and Customer Information in AmTrust’s or its Subcontractor’s possession to the extent it protects its own similar information. Notwithstanding anything to contrary in this Agreement, AmTrust shall not provide Customer Information in any form to any third party (including any Subcontractor) without GMACI’s prior written consent. AmTrust shall be responsible to protect and to ensure all Subcontractors protect all Customer Information in the manner and to the extent it protects its own similar information.

4.8.          Disaster Recovery Plan. During the Term of this Agreement, AmTrust shall (a) submit to GMACI a disaster recovery plan that is reasonably designed to, inter alia, minimize disruption to any of the Services provided hereunder in the event of a business interruption or disaster affecting the Services; (b) periodically test and update (upon GMACI’s approval) such plan to reflect changes in technology and industry standards; (c) notify GMACI as soon as practicable following the occurrence of a business interruption or disaster affecting the Services; and (d) use best efforts to reinstate the Services as soon as practicable following a business interruption or disaster.

5.           REPRESENTATIONS AND WARRANTIES OF AMTRUST

5.1.          Power and Authority. AmTrust represents and warrants to GMACI that: (a) AmTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) it has full power and authority to enter into this Agreement and to consummate the transactions and perform its obligations contemplated hereby; (c) the execution, delivery and performance by AmTrust of this Agreement have been duly authorized by all requisite corporate action; and (d) this Agreement has been duly executed and delivered by AmTrust and constitutes a valid and binding agreement of it, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

5.2.          Right to Grant License. AmTrust represents and warrants to GMACI that (a) AmTrust has, or prior to the applicable Acceptance Date will have, all such rights as are necessary for AmTrust to grant the rights and licenses to the Deliverables, including the Software Deliverable and Documentation, in the manner set forth in this Agreement; and (b) that there is no claim, litigation or proceeding pending or threatened against AmTrust with respect to the Software Deliverable and Documentation, or any component thereof, alleging infringement of any patent, copyright, trademark, trade secret or any proprietary right of any person or entity.

5.3.          Compliance with Laws. AmTrust represents and warrants to GMACI that the Software Deliverable and Documentation do not violate any Laws commonly applicable to software products and that the Services will be provided in full compliance with applicable Law.

5.4.          Performance. AmTrust represents and warrants that: (a) the Services will be performed in a diligent and workmanlike manner, by individuals of suitable training and skill; (b) the Services and all Deliverables, including the Software Deliverable and Documentation, will comply with applicable Specifications and will have the functionality and operate in accordance with the Specifications on the Acceptance Date and for a period of thirty (30) days after the Acceptance Date (unless a different warranty period is set forth in the applicable Work Statement); and (c) no program containing malicious or detrimental hidden files, virus, malware or other malicious computer program, hardware-limiting, software-limiting or Services-limiting function not part of standard configuration (including any key, node lock, time-out or other similar functions) or containing any automatically replicating, transmitting or activating computer program not part of normal function of the program has been or will be coded or introduced into the Deliverables, hardware, tools, equipment or any similar item.

5.5.          Disclaimer. EXCEPT FOR THE WARRANTIES SET FORTH IN THIS AGREEMENT, AMTRUST MAKES, AND GMACI RECEIVES FROM AMTRUST, NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND WITH RESPECT TO ANY DELIVERABLES OR SERVICES. AMTRUST SPECIFICALLY DISCLAIMS AND EXCLUDES ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.           REPRESENTATIONS AND WARRANTIES OF GMACI

6.1.          GMACI Power and Authority. GMACI represents and warrants to AmTrust that: (a) GMACI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) it has full power and authority to enter into this Agreement and to consummate the transactions and perform its obligations contemplated hereby; (c) the execution, delivery and performance by GMACI of this Agreement have been duly authorized by all requisite corporate action; and (d) this Agreement has been duly executed and delivered by GMACI and constitutes a valid and binding agreement of it, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

6.2.          GMACI’s Use of Deliverables. GMACI’s use of the Deliverables shall at all times be in compliance with applicable Laws and AmTrust shall have no liability for any non-compliance by GMACI. GMACI shall be responsible for ensuring that its use of the Deliverables complies with any Law applicable to GMACI.

7.           INDEMNIFICATION

7.1.          AmTrust’s Duty to Defend and Indemnify. Subject to Section 7.2 below, AmTrust shall indemnify, defend and hold GMACI and its Affiliates and their respective officers, directors, employees and agents (the “Indemnitees”) harmless from and against any claims, suits, actions, or demands and all losses, liabilities, penalties, damages, costs and expenses, including attorneys’ fees and any settlement amounts, (collectively “Claims”) arising from (a) any allegations by a third party that the Deliverables when used as permitted under this Agreement, infringe upon or misappropriate the intellectual property rights of such third party, including any patent, copyright, trademark, or trade secret right (collectively, “Infringement Claims”); provided that the foregoing shall not apply to any Infringement Exceptions; (b) any personal injury, death or property damage arising out of the performance of this Agreement by AmTrust, its employees, agents, subcontractors or representatives; (c) any grossly negligent act or omission or any willful misconduct of AmTrust or its Agents in the performance of their obligations under this Agreement; and (d) any material breach of this Agreement.

7.2.          Notice, Defense, and Settlement. In the event of a third party Claim against an Indemnitee for which such Indemnitees are entitled to indemnification from AmTrust hereunder, (a) the Indemnitee shall give AmTrust reasonably prompt written notice of any such third-party Claim stating the nature and basis of such Claim and the amount thereof, in reasonable detail, to the extent then known by the Indemnitee; provided, that any failure or delay by the Indemnitee in providing such notice will not relieve AmTrust of its obligations hereunder except to the extent that such delay or failure adversely affects AmTrust’s ability to defend against, minimize or eliminate losses arising out of such Claim; (b) AmTrust shall have the right to control the defense and settlement of such Claim; and (c) the Indemnitees shall reasonably cooperate with AmTrust in the defense or settlement of any such Claim at AmTrust’s expense. Notwithstanding the foregoing, AmTrust shall not consent to the entry of any judgment, or enter into any settlement, with respect to any Claim, without the prior written consent of the Indemnitees, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no consent shall be necessary to the extent the entry of judgment or settlement (w) includes an unconditional release of the Indemnitees with respect to such Claim; (x) does not acknowledge or lay blame or fault on the Indemnitees; (y) does not impose any monetary obligations other than those to be paid by AmTrust; and (z) does not prevent GMACI from continuing to use the Software Deliverable on the terms and conditions set forth herein or otherwise impose any non-monetary restrictions or prohibitions on GMACI. The foregoing shall not prohibit an Indemnitee from participating in the defense or settlement of any such Claim at its own expense and with its own choice of counsel but subject to, at all times, control of the defense and settlement remaining with AmTrust.

7.3.          Additional Obligations for Infringement Claims. Should any Deliverable become, or in AmTrust’s reasonable opinion be likely to become, the subject of an Infringement Claim, AmTrust shall have the right, at its own expense, to: (a) obtain for GMACI the right to continue using the Deliverable pursuant to the terms and conditions of this Agreement, or (b) replace or modify the Deliverable so that it becomes non-infringing but substantially equivalent in function and performance. If, after reasonably diligent efforts, AmTrust is unable to obtain the rights to use or replace or modify the Software Deliverable or Documentation pursuant to Section 7.3(a) or (b), GMACI may immediately terminate this Agreement upon written notice. For the avoidance of doubt, in no event will GMACI be charged any Fees or other costs or expenses in connection with AmTrust’s performance under (a) or (b) of this Section 7.3. If, after reasonably diligent efforts or in the event that AmTrust determines it is not commercially reasonable to perform under (a) or (b), then AmTrust may terminate this Agreement upon thirty (30) days’ prior written notice. In the event of such termination (whether initiated by GMACI or AmTrust), AmTrust shall refund to GMACI all of the Design Fees paid prior to the effective date of such termination. Following such termination, GMACI shall have no future obligation for, Trial Period Fees, License Fees or Support Service Costs.

7.4.          Exclusions. Notwithstanding anything herein to the contrary, AmTrust shall have no obligation, and shall not be responsible for, any Infringement Claim (a) to the extent that such Infringement Claim (i) was caused by the equipment, software, or intellectual property of GMACI or its Affiliates; or (ii) results from compliance with any method or process required by GMACI pursuant to a Work Statement; (b) if GMACI or its agents has modified the Deliverable; (c) is based upon a use of the Software Deliverable or Documentation other than for the Intended Purpose or as permitted by this Agreement; or (d) to the extent that such Claim or any damages related thereto arise from GMACI’s or its Affiliate’s failure to use the replacement or modification of the Deliverable provided pursuant to Section 7.3(b) (each of the foregoing being an “Infringement Exception”). GMACI shall indemnify, defend and hold AmTrust and its Affiliates and their respective officers, directors, employees and agents (the “AmTrust Indemnitees”) harmless from and against any third-party Infringement Claims arising from an Infringement Exception and the provisions of Section 7.2 shall apply mutatis mutandis.

7.5.          Allocation of Risk. The Parties agree and acknowledge that the foregoing provisions of this Section 7 reflect the allocation of risk between the parties and sets forth GMACI’s sole and exclusive rights and remedies, and AmTrust’s sole and exclusive obligations and liability, under this Agreement with respect to any infringement, misappropriation, dilution or other violation of the intellectual property rights of any third party. Pricing under this Agreement was determined based upon the provisions of this Section 7. The obligations contained in this Section 7 shall terminate sixty (60) days following the expiration of any applicable statute of limitation applying to such Claim.

7.6.          Other Indemnification; Notice. Due to the lack of privity of contract between AmTrust and GMACI’s consultants and outsourcing vendors, GMACI shall indemnify, defend and hold the AmTrust Indemnitees harmless from and against any Claims arising from any acts or omissions of any of GMACI’s Agents (any of the foregoing acts or omissions being a “Agent Act or Omission”) solely to the extent that GMACI would otherwise be liable for such actions or omission had GMACI itself directly been responsible for such act or omission. In the event of an Agent Act or Omission for which the AmTrust Indemnitees are entitled to indemnification from GMACI hereunder, the provisions of Section 7.2 shall apply mutatis mutandis.

8.           LIMITATION OF LIABILITY

8.1.          AGGREGATE LIABILITY. SUBJECT ONLY TO SECTION 8.3, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF AMTRUST ARISING FROM OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNT OF FEES ACTUALLY RECEIVED BY AMTRUST FROM GMACI HEREUNDER DURING THE PRIOR TWELVE (12) MONTHS SUBJECT TO SECTION 8.3 AND EXCEPT FOR GMACI’S OBLIGATIONS TO PAY FEES DUE HEREUNDER AND ANY COST OF COLLECTION ASSOCIATED THEREWITH, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF GMACI ARISING FROM OR RELATED TO THIS AGREEMENT EXCEED THE AMOUNT OF FEES ACTUALLY RECEIVED BY AMTRUST FROM GMACI HEREUNDER DURING THE PRIOR TWELVE MONTHS.

8.2.          CONSEQUENTIAL DAMAGES. SUBJECT TO SECTION 8.3, IN NO EVENT SHALL AMTRUST BE LIABLE TO GMACI, OR GMACI BE LIABLE TO AMTRUST, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE LOSSES OR DAMAGES (INCLUDING LOSSES OR DAMAGES FOR ANY LOST REVENUES, PROFITS, OR DATA), EVEN IF SUCH PARTY HAS BEEN ADVISED OR MADE AWARE OF THE POSSIBILITY OF ANY SUCH LOSSES OR DAMAGES AND REGARDLESS OF WHETHER THE CLAIM IS BASED ON PERFORMANCE OR NON-PERFORMANCE OF THE SOFTWARE DELIVERABLE OR ANY CUSTOMIZATION, BREACH OF CONTRACT OR WARRANTY, NEGLIGENCE OR OTHER TORT, STRICT LIABILITY, OR OTHER THEORY OF LIABILITY.

8.3.          EXCEPTIONS. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE LIMITS OF LIABILITY SET FORTH IN THIS SECTION 8 AND OTHERWISE IN THIS AGREEMENT SHALL NOT APPLY TO (I) A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 4.5 HEREOF, (II) ANY PERSONAL INJURY, DEATH OR PROPERTY DAMAGE CAUSED BY A PARTY, (III) GMACI’S BREACH OF THE LICENSE GRANTED BY AMTRUST HEREUNDER, OR (IV) ANY INFRINGEMENT CLAIM (AS SUCH TERM IS DEFINED IN SECTION 7.1 HEREOF).

9.           FEES, TAXES, EXPENSES AND PAYMENTS

9.1.         Fees.

(a)          For development of all Deliverables under this Agreement until such Deliverables are being used for the Intended Purpose, GMACI shall be charged for the actual costs (including overhead allocation) incurred by AmTrust plus an additional twenty percent (20%) thereof (the “Design Fee”). The Design Fee is exclusive of any out-of-pocket expenses which will be reimbursable pursuant to Section 9.4 of the Agreement. As set forth in the applicable Work Statement, GMACI shall pay a Trial Period Fee upon use of a Deliverable for the Intended Purpose prior to Acceptance of the Deliverable. The Design Fee shall be incurred until such time as all development as set forth in the Specifications is substantially completed, including continuing development while a Trial Period Fee is in effect.

(b)          For use of any Deliverable under this Agreement following Acceptance, the license fee set forth in the applicable work statement (the “License Fee”). Except as otherwise provided in a Work Statement, the License Fee set forth in Work Statement No. 1 is intended to cover all Services related to the Intended Purpose.

(c)          For provision of all Services under this Agreement, including the Support Services, GMACI shall be charged the actual cost incurred by AmTrust in performing such Services (excluding out-of-pocket expenses, which are reimbursable in accordance with Section 9.4 hereof) (the “Support Services Costs”). The Support Services Costs shall begin to accrue at such time as the relevant Services commence pursuant to the applicable Work Statement.

(d)          To the extent a Fee is based upon the actual costs incurred, the actual costs shall include the compensation and benefits for any employee or consultant providing the Services, provided that the costs associated with any such employee or consultant providing less than one hundred percent (100%) of his or her working hours in providing the Services shall be pro-rated.

9.2.         Payment. Except as may otherwise be set forth in a Work Statement, all Fees payable by GMACI to AmTrust under this Agreement shall be payable in full within sixty (60) days of GMACI’s receipt of an invoice therefor from AmTrust. All invoices due to AmTrust under this Agreement will reference this Agreement. Any payment by GMACI is without prejudice to its right to contest the accuracy of any such invoice.

9.3.         Taxes. GMACI shall be responsible for any sales taxes, use taxes, goods and services taxes which are applicable to the Services provided to GMACI pursuant to this Agreement. AmTrust shall be responsible for all other taxes and charges, including, without limitation, taxes on net income of AmTrust, such as franchise, gross receipts, capital or similar tax that is based or assessed on net profit or loss arising from AmTrust’s performance under this Agreement. To the extent collected by AmTrust, AmTrust agrees to timely remit any such taxes to the proper authorities.

9.4.         Expenses. Except as may otherwise be provided in a Work Statement, GMACI shall reimburse AmTrust for all reasonable and necessary travel and other out-of-pocket expenses incurred in connection with the performance of its obligations hereunder; out-of-pocket expenses shall be reimbursed without mark-up or premium. Upon request, AmTrust shall provide reasonable documentary support for all expenses submitted to GMACI for payment.

9.5.         Access and Audit Rights.

(a)          Each party shall maintain complete and accurate records of and supporting documentation related to the performance of its obligations pursuant to this Agreement and each Work Statement for the periods prescribed by applicable Law. Each party agrees to provide the other with such documentation and other information with respect as the second party may reasonably request to verify compliance with the provisions of this Agreement.

(b)          During the Term hereof, upon reasonable request, GMACI shall have the right upon at least two (2) Business Days’ prior written notice, to have reasonable access to the premises of AmTrust on an annual basis to: (i) examine data and any other records, documents or other relevant information relating to the provision of the Services; (ii) verify the security of GMACI Confidential Information; (iii) examine the systems that process and store GMACI Confidential Information; and (iv) be satisfied that the terms and conditions of this Agreement are being complied with. Such inspections or examinations may be conducted by GMACI’s personnel or by an Agent of GMACI approved by AmTrust (such approval shall not be unreasonably withheld, conditioned or delayed). This inspection shall be performed in a manner that shall not unreasonably disrupt AmTrust’s business practices. The costs of such inspection shall be borne by GMACI, provided, however, that in the event that such inspection reveals a material breach of this Agreement, in addition to any other rights and remedies that GMACI may have, AmTrust shall promptly reimburse GMACI for the out-of-pocket costs incurred by GMACI in performing such inspection as well as payment for the time of the personnel who performed such inspection.

(c)          During the Term, upon reasonable request, AmTrust shall have the right upon at least two (2) Business Days’ prior written notice, to have reasonable access to the premises of GMACI to: (i) inspect and examine GMACI’s books and records to verify the accuracy and compliance by GMACI with the payment provisions of this Agreement and any applicable Work Statement, and (ii) to verify GMACI’s usage (or non-usage) of the any Deliverable in accordance with the terms of this Agreement and any applicable Work Statement. Such inspections or examinations may be conducted by AmTrust’s personnel or by an Agent of AmTrust approved by GMACI (such approval shall not be unreasonably withheld, conditioned or delayed). This inspection shall be performed in a manner that shall not unreasonably disrupt GMACI’s business practices. The costs of such inspection and examination shall be borne by AmTrust; provided, however, that in the event that such inspection and examination reveals (y) an underpayment in excess of five percent (5%) of the amount actually paid, then GMACI shall promptly reimburse AmTrust for all costs and expenses associated with such inspection and examination and pay the amount of any underpayment plus interest at the prime rate as reported in the Wall Street Journal or, in the event that the Wall Street Journal is not available or no longer publishing the prime rate, as reported by an equivalent source as determined by AmTrust, from the original due date thereof; or (z) a material violation of the usage restrictions, then GMACI shall promptly, in addition to any other rights and remedies that AmTrust may have, reimburse AmTrust for the out-of-pocket costs incurred by AmTrust in performing such inspection, as well as payment for the time of the personnel who performed such inspection.

10.          INSURANCE

10.1.       Required Coverages. During the Term of this Agreement and for at least one (1) year thereafter, AmTrust shall maintain, at its sole cost and expense, insurance of the types and amounts set forth below:

(a)          Workers’ Compensation at statutory limits and Employer’s Liability with limits of not less than One Million Dollars ($1,000,000) per occurrence;

(b)          Commercial General Liability, including (i) bodily injury (including death), (ii) property damage, including, without limitation, all contractual liability for such injury or damage assumed by AmTrust under this Agreement (iii) products and completed operations, and (iv) personal and advertising injury including contractual liability coverage, in an amount not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. This policy will cover liability arising from premises, operations and independent contractors; and

(c)          Professional Liability Insurance with a combined single limit of not less than Two Million Dollars ($2,000,000) per occurrence.  Such insurance shall cover any and all errors, omissions or negligent acts in the delivery of products and services under this Agreement. The Professional Liability Insurance retroactive coverage date will be no later than the Effective Date.

10.2.        Insurance Requirements. All insurance policies required must be issued by companies who hold a current Financial Strength Rating of not less than “A-” and Financial Size Category Rating of not less than “VII” according to the latest edition of A.M. Best’s Key Rating Guide. AmTrust’s insurance may be provided on the basis of primary and umbrella/excess coverage. AmTrust will ensure that (a) the Commercial General Liability insurance policies listed above contain a waiver of subrogation against GMACI, (b) the Commercial General Liability policy names GMACI as an additional insured, and (c) GMACI is to receive notice in writing of any cancellation, material modification or non-renewal of the relevant policies.  Within thirty (30) days of any request by GMACI (but no more frequently than annually unless a prior violation has occurred), AmTrust will furnish to GMACI certificates of insurance and such other documentation relating to such policies as GMACI may reasonably request.

11.          TERM AND TERMINATION

11.1.        Term. The initial term of this Agreement shall be from the Effective Date until the ten (10) year anniversary of the Acceptance of all Phases of the Initial Work Statement (the “Initial Term”) and shall be automatically renewed thereafter for subsequent five (5) year terms (each, a “Renewal Term”; generally, with the Initial Term, a “Term”) unless twelve (12) months’ notice prior to the expiration of the current Term is given of a party’s intent not to renew. A Work Statement shall be effective as to the Deliverable and/or Service provided for therein for the term provided in the applicable Work Statement unless no such term is given, in which case, this Section 11.1 shall control.

11.2.       Termination for Cause. The provisions of Section 11.1 notwithstanding:

(a)          This Agreement or a Work Statement may be terminated by either party immediately upon written notice if the other party materially breaches this Agreement or the Work Statement and such other party fails to cure such breach (assuming such breach is curable) within thirty (30) days from receipt of a first written notice that sets forth the material breach.

(b)          If either party repeatedly fails to perform any of its obligations under or breaches this Agreement or a Work Statement, regardless of whether such failures or breaches are cured, and where they have a material effect, the non-defaulting party may, upon notice to the defaulting party, terminate this Agreement or such Work Statement as of the date specified in such notice.

(c)          If either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation or insolvency or for the appointment of a receiver for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other party may, by giving written notice thereof to such party, terminate this Agreement and all Work Statements as of a date specified in such notice of termination.

(d)          (i) In the event of a proposed Change of Control of AmTrust to a competitor of GMACI or any of its Affiliates, as GMACI shall determine in good faith in its reasonable discretion, GMACI shall have the option, but not the obligation, to terminate this Agreement within six (6) months of such Change of Control. For purposes of Section 11.2 (d)(i), “competitor” means a person or firm or group of persons or firms that transact business in the personal lines of insurance and offers products and services similar to GMACI, which constitutes more than ten (10) percent of its total business.

(ii) In the event of a proposed Change of Control of GMACI to a competitor of AmTrust or any of its Affiliates, as AmTrust shall determine in good faith in its reasonable discretion, AmTrust shall have the option, but not the obligation, to terminate this Agreement within six (6) months of such Change of Control. For purposes of Section 11.2(d)(ii), “competitor” means a person or firm or group of persons or firms that transact business in the commercial property and casualty lines of insurance, including workers’ compensation, automobile, liability, property, package, umbrella and inland marine, and offers products and services similar to AmTrust, which constitutes more than ten (10) percent of its total business.

(e)          This Agreement will terminate automatically upon the occurrence of a Release Event.

11.3.      Consequences of Termination or Expiration. Subject to the terms of Section 4.2(a) and Section 11.4, upon termination by AmTrust pursuant to Section 11.2(a) or (b) or expiration of this Agreement, GMACI shall (i) immediately cease all use of the applicable Deliverables (including the Software Deliverable) following the Termination Assistance Period (defined below), (ii) deliver promptly to AmTrust all copies of the applicable Deliverables and other materials, information, equipment, technical configurations and specifications supplied by AmTrust in connection with this Agreement or irretrievably delete all of the same, and (iii) certify to AmTrust in writing that it has complied with each of items (i) and (ii).

11.4.      Termination Assistance. In connection with any termination or expiration of this Agreement for any reason, and notwithstanding any Dispute between the parties, AmTrust will continue to provide to GMACI such Deliverables and/or Services which were previously provided by AmTrust and any new services (any new services agreed to by the parties will be provided for in a Work Statement in accordance with Section 3.1 of this Agreement) that GMACI may require to orderly transition the affected Services to a new supplier (the “Termination Assistance Services”) for a period of up to twenty-four (24) months following the termination or expiration of this Agreement (the “Termination Assistance Period”). AmTrust will provide to GMACI and any designated third party, to the extent available, applicable requirements, standards, policies, operating procedures and other documentation relating to the affected Deliverables or Services. If requested by GMACI, AmTrust will (i) assist GMACI in developing a termination assistance plan setting forth the methodology, approach, deliverables and timelines that the parties will use to deliver the Termination Assistance Services and (ii) assist GMACI as required to migrate data to any system replacing the Software Deliverable. Any Termination Assistance Services shall be provided at the same Fees set forth in the applicable Work Statement. For up to three (3) months after the Termination Assistance Period, at no charge to GMACI, AmTrust will answer all reasonable and pertinent verbal or written questions from GMACI regarding the Services on an “as needed” basis as agreed to by GMACI and AmTrust, and deliver to GMACI any remaining GMACI-owned reports and documentation still in AmTrust’s possession. AmTrust agrees that it has an obligation to provide GMACI with Termination Assistance Services to the extent GMACI continues to pay AmTrust the Fees set forth in the applicable Work Statement, and AmTrust’s quality and level of performance during the Termination Assistance Period will continue to adhere to the requirements in the Agreement and each applicable Work Statement.

11.5.        Survival. Termination of this Agreement shall not affect any right or remedy under this Agreement to the extent the same had accrued prior to the termination date. Sections 1 (Definitions), 4.1 (Ownership), 4.3 (Confidentiality), 4.4 (Injunctive Relive) 7 (Indemnification), 8 (Limitation of Liability), 9.5(a) (Access and Audit Rights), 10 (Insurance), 11 (Term and Termination) and 12 (General Provisions), as well as such other provisions as may be necessary to interpret the same, shall survive any expiration or termination of this Agreement.

12.         GENERAL PROVISIONS

12.1.       Entire Agreement; Amendments; Waivers. This Agreement (including each Work Statement and Exhibit attached hereto) constitutes the entire agreement between AmTrust and GMACI with respect to the subject matter hereof and supersedes any and all prior agreements, statements, purchase orders, covenants, understandings, representations, warranties, and undertakings, whether written or oral, between them regarding such matters, including that certain Stockholders Agreement entered into by and among ACAC, and certain of its investors, including AFSI. This Agreement may not be amended, in whole or in part, except by an instrument in writing signed by both AmTrust and GMACI. Any such Amendment shall be subject to prior Regulatory Approval, to the extent such Regulatory Approval is required by applicable Law. Failure of either party to insist upon strict compliance with any part of this Agreement shall not be considered a waiver of such compliance and shall not prevent either party from subsequently insisting upon strict compliance or from exercising its, his or her rights hereunder with respect to any past, present or future instances of non-compliance. Any waiver must be in writing to be effective.

12.2.       Assignment. This Agreement shall be binding upon and inure to the benefit of AmTrust and GMACI and their respective permitted legal representatives, successors, and assigns. Neither party may assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party (which consent will not be unreasonably withheld, conditioned or delayed) and any attempted assignment, transfer or delegation in contravention of this Section shall be null and void; provided, however, that either party may assign this Agreement to an Affiliate without consent.

12.3.       Governing Law; Dispute Resolution.

(a)          This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts of law principles.

(b)          The parties will attempt in good faith to promptly address and resolve by negotiation any dispute, legal controversy or claim arising out of or relating to this Agreement or its subject matter, interpretation, performance or enforcement (whether in contract, statute, tort (such as negligence) or otherwise) (each a “Dispute”). If necessary for resolution, the Dispute will be escalated to appropriate senior management of each party. If the parties are unable to resolve the Dispute within twenty-one (21) days after referral (or such other period to which the parties may agree) to senior management, the parties may pursue available legal and equitable remedies consistent with this Agreement

(c)          Any action arising out of or relating to this Agreement may be brought only in the federal and state courts located in the State of North Carolina. GMACI and AmTrust hereby irrevocably consent and submit to the non-exclusive personal jurisdiction of states courts of North Carolina and of the Federal district courts for the District of North Carolina and agree not to assert, by way of motion, as a defense, or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or that the subject matter hereof may not be enforced in or by such court.

(d)          No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

12.4.        Notices. Any notice required by this Agreement will be in writing and sent to the other party by hand delivery, by facsimile or by nationally recognized overnight courier service to the addresses of the parties provided below, as the same may be updated by delivery of a notice consistent with the terms hereof. All notices will be deemed given or delivered (a) in the case of hand delivery, when actually received, (b) in the case of facsimile, on the first Business Day after the date on which successful confirmation of the transmission of the facsimile occurs, and (c) in the case of overnight courier, on the next Business Day following delivery to such courier.

If to GMACI:	If to AmTrust:

GMAC Insurance Management Corporation	Christopher M. Longo
59 Maiden Lane, 23rd Floor	Chief Information Officer
New York, New York 10038	AmTrust North America, Inc.
Attention : Chairman	5800 Lombardo Center
Fax : (212) 380-9499	Cleveland, Ohio 44131
Fax :

with a copy (which will not constitute notice) to :	with a copy (which will not constitute notice) to :

General Counsel	Stephen Ungar
GMAC Insurance Management Corporation	General Counsel
59 Maiden Lane, 23rd Floor	AmTrust Financial Services, Inc.
New York, NY 10038	59 Maiden Lane, 6th Floor
Fax : (212) 380-9499	New York, New York 10038
Fax : (212) 220-7130

12.5.       Subcontractors. AmTrust may use consultants, subcontractors and other third parties (each, a “Subcontractor”) to satisfy any of its obligations under this Agreement without GMACI’s prior written consent. AmTrust shall be fully responsible for all Deliverables and Services, including any Deliverables and Services that may be provided partially or in full by Subcontractors, for compliance by such Subcontractors with the terms of this Agreement and each Work Statement. AmTrust is responsible for all payments to AmTrust Subcontractors relating to performance or nonperformance under this Agreement.

12.6.       Independent Contractors.

(a)          The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between GMACI and either AmTrust or any employee or agent of AmTrust. Neither party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever.

(b)          AmTrust shall withhold and pay all amounts required for any employer or employee tax or contribution, including state and federal income tax, unemployment insurance and disability insurance, for all employees of AmTrust. No employee or consultant of AmTrust shall be entitled to any of GMACI’s employee benefits by reason of such persons performing work under this Agreement on behalf of AmTrust, it being the sole responsibility of AmTrust alone to compensate such persons for such work.

12.7.       Force Majeure. Neither party shall be liable to the other for any failure or delay in the performance under this Agreement caused by events beyond the control and without the fault or negligence of the party affected or its employees, representatives, agents or contractors and which said party is unable to prevent or provide against by the exercise of reasonable diligence including: acts of God, war, civil disturbances, riots, floods, fires, explosions or other catastrophes. The party suffering such occurrence shall immediately notify the other party and the time for performance of each party’s obligations hereunder shall be extended for so long as such even continues.

12.8.       Modification and Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be deemed modified to the extent necessary to make it enforceable under applicable law. If any such provision is not enforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Agreement, but this Agreement shall be construed as if such unenforceable provision had never been contained herein. In such instance, the parties shall replace such unenforceable provision with a provision as close as possible to the original meaning and intent of such unenforceable provision while still being enforceable.

12.9.        Construction. The Section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be used in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Unless expressly stated otherwise, whenever a Party’s approval or consent is required under this Agreement, such Party may grant or withhold its consent or approval in its discretion, and references in this Agreement to a Party’s “discretion” mean such Party’s sole and absolute discretion. Except as expressly stated otherwise, all references in this Agreement to “Sections” are intended to refer to Sections of this Agreement. The English language version of this Agreement will be used in construing and interpreting this Agreement if this Agreement is ever translated into any other language.

12.10.       Counterparts; Facsimile Signature Pages. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon the Party as an original signature of such Party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the following date and year.

AmTrust North America, Inc.	GMAC Insurance Management Corporation
By: /s/ Stephen Ungar	By: /s/ Michael Karfunkel

Name: Stephen Ungar	Name: Michael Karfunkel

Title: General Counsel and Secretary	Title: Chairman

Date: February 22, 2012	Date: February 22, 2012

EXHIBITS AND ATTACHMENTS

Work Statement #1	Develop of Software Deliverable
Appendix 1	Specifications
Appendix 2	Phases

Work Statement #2	Support Services
Appendix 1	Help Desk User Interface Guide

Work Statement #3	Hosting Oracle EBS

Exhibit A

Initial Work Statement

Work Statement #1

This Work Statement #1 is executed effective March 1, 2010 pursuant to the Master Services Agreement (“Agreement”) between GMAC Insurance Management Corporation (“GMACI”) and AmTrust North America, Inc. (“AmTrust”) dated February 22, 2012, in connection with the development of the Software Deliverables and the Documentation. Unless otherwise specified, all capitalized terms shall have the meaning given to them in the Agreement.

1.          Work Administration

1.1        AmTrust Point of Contact:

Name/Title	Christopher M. Longo
Address:	AmTrust North America, Inc. 5800 Lombardo Center Cleveland, OH 44131
Phone:	(216) 328-6114
E-mail	clongo@amtrustgroup.com

1.2        GMACI Project Manager:

Name/Title	Darri Hill
Address:	GMAC Insurance Management Corporation 500 W. Fifth Street Winston-Salem, NC 27101
Phone:	(336) 435- [ ]
E-mail	darri.hill@gmacinsurance.com

2.          Deliverables and Specifications:

Development of the Software Deliverable and the Documentation (the “System”), the Specifications for which are attached hereto as Appendix 1 “Base Software Deliverables” and are made part of this Work Statement. The System will be developed and delivered to GMACI in Phases (as defined below).

3.          Work Schedule and Project Duration:

Periodic status meetings will be held between AmTrust and GMACI as follows:

System Development Team – weekly meetings

Executive Steering Committee – monthly meetings

Michael Karfunkel, Barry Zyskind, Larry Pentis and Christopher Longo – at least monthly

The Software Deliverable shall be developed and delivered in accordance with the phases set forth in Appendix 2 (each, a “Phase”). Changes to the Specifications of the Software Deliverables may affect the final delivery dates as set forth in Appendix 2.

4.          Acceptance Criteria/Procedures:

The regular use of the System for a period of twelve (12) months from January 1, 2012.

5.          Fees:

Development Fees: For each Phase, the Development Fees shall include the Design Fee and the Trial Period Fee. The “Design Fee” is the actual costs incurred (including overhead allocation) by AmTrust in developing that Phase plus an additional twenty percent (20%) thereof from March 1, 2010 through December 31, 2011. The “Trial Period Fee” is one and one-quarter percent (1.25%) of the gross premiums written by GMACI and its Affiliates for business processed through the System and related Support Service Costs from first use of the System until Acceptance . The Development Fees are exclusive of any out-of-pocket expenses which will be reimbursable pursuant to Section 9.4 of the Agreement.

The Development Fees shall be paid monthly in arrears with the payment for any calendar month due within thirty (30) days of the end of the subsequent calendar month. With respect to the Trial Period Fee, GMACI shall remit payment based on earned premium for the subject month, but shall remain liable for gross written premium, net of cancellations and return premium. Within thirty (30) days of the end of each calendar month, GMACI shall deliver to AmTrust a report (the “Monthly Report”) indicating with respect to such just completed calendar month: the amount of earned premium and gross premium written by GMACI and its Affiliates during the calendar month being reported. A failure of GMACI to timely submit the Monthly Report shall not relieve GMACI of its obligation to timely pay the Design Fee.

License Fee: After Acceptance, the fee for licensing the System shall be one and one quarter percent (1.25%) on the gross premiums written by GMACI and its Affiliates on the System, in addition to Support Service Costs. The License Fee is exclusive of any out-of-pocket expenses which will be reimbursable pursuant to Section 9.4 of the Agreement.

The License Fee shall be paid monthly in arrears with the payment for any calendar month due within thirty (30) days of the end of subsequent calendar month. GMACI shall remit payment for the License Fee based on earned premium for the subject month, but shall remain liable for gross written premium, net of cancellations and return premium. Within thirty (30) days of the end of each calendar month, GMACI shall deliver to AmTrust a report (the “Monthly Report”) indicating with respect to such just completed calendar month: the amount of gross premium written by GMACI and its Affiliates during the calendar month being reported. A failure of GMACI to timely submit the Monthly Report shall not relieve GMACI of its obligation to timely pay the License Fee.

Fees for Support Services set forth in Work Statement No. 2 (“Support Services Costs”) are the actual cost incurred (including overhead allocation) by AmTrust in performing such services (excluding out-of-pocket expenses, which are reimbursable in accordance with the terms of the Agreement). Support Services Costs shall begin to accrue at such time as the Support Services commence in accordance with Work Statement #2.

AmTrust North America, Inc.		GMAC Insurance Management Corporation

By:	/s/ Stephen Ungar	By:	/s/ Michael Karfunkel

Name: Stephen Ungar		Name: Michael Karfunkel

Title: Secretary and General Counsel		Title: Chairman

Date: February 22, 2012		Date: February 22, 2012

APPENDIX 1

to

Initial Work Statement

Work Statement #1

Master Services Agreement by and between

AmTrust North America, Inc. and GMAC Insurance Management Corporation

BASE SOFTWARE DELIVERABLES

Requirements	Components
Agent General Requirements	New Business:
☐ New Quote Creation
o Quick (Fast) Quote
o Full Quote
☐ Bind quote
☐ Issue Quote

Service:
☐ Policy Search
☐ Endorsement Quote
☐ Endorsement Bind/Issue
☐ Policy Reset
o Exceptions
o Backdated/OOS
☐ Automated Proof Follow Up.

Billing – General	Apply Installment Payment
☐ Send Invoice
☐ Pay Plans
☐ Prorate/Shortrate Cancellations

Forms

Policy Administration	Renewal
Non-Renew
Cancel

Cancel Pend
Reinstate/Rewrite
Send Correspondence
Rules/Rating/Compliance	PPA
RV
Specialty Product (MC and CV)

Reporting

eCommerce	User Portal
Quoting

Integration	Data Warehouse

Technical	Application:
☐ User Interface
☐ Application Architecture
Infrastructure:
☐ Scalability/High Availability
Operational:
☐ Connectivity/Support
Migratration

Work Statement #2

Support Services

This Work Statement #2 is an exhibit to that certain Master Services Agreement entered into by and between AmTrust North America, Inc. and GMAC Insurance Management Corporation, dated February 22, 2012 (the “Agreement”) and establishes the terms and conditions under which AmTrust agrees to provide Support Services for the Software Deliverable during the Term. Unless otherwise specified, all capitalized terms shall have the meaning given to them in the Agreement.

1.            BASIC OBLIGATIONS

1.1.          AmTrust shall support the Software Deliverable in accordance with its Specifications and other Deliverables in accordance with the following terms and conditions. The Support Services (as defined below) shall continue in effect for the Term or until the Agreement is earlier terminated in accordance with its terms.

1.2.          Services to be provided are (the “Support Services”):

•	Maintaining and Operating the System and related services.
•	E-mail and telephone-based support service to cause Software Deliverable to perform in accordance with its current design.
•	Correction of Errors in accordance with the terms hereof.
•	Updates as described in Section 3 below.

2.           SUPPORT PROCEDURES

2.1.          GMACI will designate persons on its technical support staff who will be authorized to contact AmTrust under this Work Statement and will provide AmTrust with the names and phone numbers of authorized persons and their successors (“GMACI Technical Support Contacts”). GMACI will only designate qualified IT personnel as GMACI Technical Support Contacts. GMACI Technical Support Contacts should be knowledgeable about the Software Deliverable and GMACI’s technical environment on which the Software Deliverable is being operated, in order to help resolve the issue being reported. GMACI Technical Support Contact should have baseline information regarding the issue being reported and an ability to assist AmTrust in diagnosis and triaging of the issue.

2.2           Requests for Support Services must be made by GMACI Technical Support Contacts in accordance with AmTrust’s Help Desk User Interface Guide (the “Guide”) in the form attached as Appendix 1 and as amended from time to time. AmTrust will respond to each such request within the applicable time frame set forth in the Guide. Response time commitments do not constitute a promise that a request for Support Services will be fully resolved within the stated time frame; rather the response time commitment indicates the maximum period within which AmTrust will respond upon receipt of a request. AmTrust shall use commercially reasonable efforts to answer questions and correct Errors and other problems (or to provide suitable Workarounds).

3.            UPDATES

AmTrust shall make available to GMACI all Updates that AmTrust may develop for the Software Deliverable.

4.           SUPPORT SERVICES CONDITIONS

4.1.         Notwithstanding anything herein to the contrary, AmTrust’s obligation to provide Support Services for the Software Deliverable is subject to the following conditions:

(a)          GMACI shall be in compliance with all of the terms of the Agreement including the timely payment of all Fees and the usage of the Software Deliverable is in accordance with the terms and conditions of this Agreement.

(b)          GMACI shall provide such information, assistance and access that AmTrust or its representatives may reasonably request to enable AmTrust to perform the Support Services.

(c)          Under no circumstances will AmTrust be responsible for supporting or correcting any Errors in the Software Deliverable resulting from any modifications made to the Software Deliverables other than by AmTrust, and AmTrust will not be liable for any loss or damage of any nature directly or indirectly caused by such modifications.

(d)          GMACI shall promptly install or adopt all Updates and New Releases and, with respect to any Errors, all patches, bug-fixes, or Problem Corrections provided by AmTrust; provided, the foregoing shall not include any Updates or New Releases which have been made available to GMACI for the first time within one (1) year of the time such Support Services are requested.

5.            DEFINITIONS

In addition to the capitalized terms otherwise defined in this Agreement, the capitalized terms listed below mean the following:

5.1.          Fix: Any modification(s) to the operating procedures, system configuration, Source Code, or executable version of the Software Deliverable that permanently corrects an Error, excluding Workarounds, such that the Software Deliverable performs substantially in accordance with its Specifications in all material respects.

5.2.          Problem Correction: The correction or resolution of an Error or other problem. It may include Fixes or Workarounds, if appropriate.

5.3.          Update: Any enhancement developed by AmTrust to the Software Deliverable.

5.4.          Workaround: A temporary patch or procedure that avoids, but does not directly resolve an Error, and allows functioning of the Software Deliverable substantially in accordance with the Specifications. A Workaround does not constitute a permanent fix.

AmTrust North America, Inc.		GMAC Insurance Management Corporation

By:	/s/ Stephen Ungar	By:	/s/ Michael Karfunkel

Name: Stephen Ungar		Name: Michael Karfunkel

Title: Secretary and General Counsel		Title: Chairman

Date: February 22, 2012		Date: February 22, 2012

APPENDIX 1

to

Support Services

HELP DESK USER INTERFACE GUIDE

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